Exhibit 99.7

EQV Resources LLC

Financial Statements for the years ended

December 31, 2025 and 2024

C O N T E N T S

i

2300 North Field Street, Suite 1000 Dallas, Texas 75201 972-490-1970

Independent Auditor’s Report

To the Member and Management of

EQV Resources LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of EQV Resources LLC (the Company), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis-of-Matter

As discussed in Note 1 to the financial statements, on August 5, 2025, the Company entered into an agreement and plan of merger that is pending close. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Weaver and Tidwell, L.L.P.

CPAs AND ADVISORS | WEAVER.COM

The Member and Management of

EQV Resources LLC

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

March 3, 2026

EQV Resources LLC

Balance Sheets

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,692,927	$1,499,244
Prepaid expenses and other current assets	166,667	10,012
Accounts receivable - oil and gas sales	1,417,991	2,949,679
Current derivative asset	2,172,182	404,996
TOTAL CURRENT ASSETS	5,449,767	4,863,931

OIL AND GAS PROPERTIES, successful efforts
Proved properties	57,512,710	56,459,549
Less accumulated depletion	(10,921,512)	(6,018,565)
TOTAL OIL AND GAS PROPERTIES, NET	46,591,198	50,440,984

OTHER ASSETS
Long term derivative asset	1,037,045	349,992
Other property and equipment, net	49,293	63,203
TOTAL OTHER ASSETS	1,086,338	413,195

TOTAL ASSETS	$53,127,303	$55,718,110

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,353,654	$1,343,789
Derivative liability	1,412,544	1,982,488
TOTAL CURRENT LIABILITIES	2,766,198	3,326,277

LONG-TERM LIABILITIES
Asset retirement obligations	9,270,138	7,469,856
Gas imbalance payable	446,899	446,899
Derivative liability	2,333,859	4,400,065
Note payable, net	28,253,612	31,674,450
TOTAL LONG-TERM LIABILITIES	40,304,508	43,991,270

MEMBER’S EQUITY	10,056,597	8,400,563

TOTAL LIABILITIES AND MEMBER’S EQUITY	$53,127,303	$55,718,110

The Notes to Financial Statements are an integral part of these statements

EQV Resources LLC

Statements of Operations

Years ended December 31, 2025 and 2024

	2025	2024

REVENUES
Oil sales	$5,769,492	$7,994,552
Gas sales, net	9,679,515	6,075,221
NGL sales, net	5,719,913	7,503,114
TOTAL REVENUES	21,168,920	21,572,887

OPERATING EXPENSES
Lease operating expense	11,328,462	10,153,263
Production taxes	863,212	907,524
Depletion and depreciation	4,916,857	6,031,636
Accretion expense	747,122	1,420,900
General and administrative expenses	2,378,891	2,030,000
TOTAL OPERATING EXPENSES	20,234,544	20,543,323

OPERATING INCOME	934,376	1,029,564

OTHER INCOME (EXPENSE)
Realized derivative gains (losses)	(292,274)	2,517,463
Unrealized derivative gains (losses)	5,090,390	(2,560,364)
Interest expense	(4,048,458)	(4,806,167)
Gain on sale of asset	10,000	–
Other income	–	39,357
TOTAL OTHER INCOME (EXPENSE)	759,658	(4,809,711)

NET INCOME (LOSS)	$1,694,034	$(3,780,147)

The Notes to Financial Statements are an integral part of these statements

EQV Resources LLC

Statements of Member’s Equity

Years ended December 31, 2025 and 2024

Balance, December 31, 2023	$12,180,710

Net loss	(3,780,147)

Balance, December 31, 2024	$8,400,563

Member distributions	(38,000)
Net income	1,694,034

Balance, December 31, 2025	$10,056,597

The Notes to Financial Statements are an integral part of these statements

EQV Resources LLC

Statements of Cash Flows

Years ended December 31, 2025 and 2024

	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,694,034	$(3,780,147)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion and depreciation	4,916,857	6,031,636
Settlement of asset retirement obligations	-	(112,739)
Accretion of asset retirement obligations	747,122	1,420,900
Amortization of deferred issuance costs	336,508	276,134
Amortization of conveyance	373,106	374,128
Gain on sale of asset	(10,000)	(37,101)
Unrealized gain (loss) on derivatives	(5,090,389)	2,560,364
Changes in operating assets and liabilities
Accounts receivable - oil and gas	1,531,688	(1,870,984)
Prepaid expenses and other current assets	(156,655)	340,552
Accounts payable and accrued liabilities	9,865	892,157
Gas imbalance payable	-	(242,179)

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,352,136	5,852,721

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and gas properties	-	(921,756)
Purchase of other property and equipment	-	(11,763)
Proceeds from sale of assets	10,000	37,101

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	10,000	(896,418)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to member	(38,000)	-
Payments on note payable	(4,055,453)	(4,342,200)
Payments of deferred financing costs	(75,000)	(75,000)

NET CASH USED IN FINANCING ACTIVITIES	(4,168,453)	(4,417,200)

NET CHANGE IN CASH	193,683	539,103
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,499,244	960,141

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,692,927	$1,499,244

SUPPLEMENTAL CASH FLOW DISCLOSURES
Noncash change in oil & gas properties for asset retirement revisions	$1,053,160	$(8,047,423)
Cash paid for interest	$3,338,844	$4,384,845

The Notes to Financial Statements are an integral part of these statements

EQV Resources LLC

Notes to Financial Statements

Note 1. Organization and Nature of Operations

EQV Resources LLC (the Company) is a Delaware Limited Liability Company formed on September 5, 2023 and is a wholly owned subsidiary of EQV Resources Intermediate, LLC (Member). The Company is an Oklahoma City, Oklahoma based oil and gas company focused on the acquisition, exploration and development of natural gas and crude oil properties as an operating interest owner. The properties are located in Texas.

Merger Agreements

On August 5, 2025, the Company entered into an Agreement and Plan of Merger with EQV Ventures Acquisition Corp. (“EQV”), Presidio PubCo Inc. (“Purchaser”), EQVR Merger Sub LLC (“Merger Sub”), and the Company’s sole unitholder. The agreement provides that Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and becoming a wholly owned subsidiary of Purchaser (the “Merger”). At the closing of the transaction, all outstanding equity interests of the Company will be cancelled and converted into the right to receive an aggregate of 3,422,260 shares of Purchaser Class A common stock. In connection with the closing, Purchaser will repay all amounts outstanding under the Company’s Cibolo Loan and will pay defined transaction expenses on behalf of the Company. The closing of the Merger is anticipated to occur in March 2026 and is subject to customary conditions, including the effectiveness of Purchaser’s registration statement, receipt of requisite EQV stockholder approval, and approval for listing of the Purchaser Class A shares to be issued.

Note 2. Summary of Significant Accounting Policies

Estimates and Uncertainties

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s financial statements are based on a number of significant estimates including oil and natural gas reserve quantities that are the basis for the calculations of depletion and impairment of oil and natural gas properties, accrued oil and natural gas revenues, and the estimate of asset retirement obligations.

The prices received for crude oil, natural gas, and natural gas liquids (“NGL”) production can heavily influence our assumptions, judgements and estimates, and continued volatility of crude oil and natural gas prices could have a significant impact on our estimates. It is possible these estimates could be revised in the near-term and these revisions could be material.

Accounts Receivable - Oil and Gas Sales

Accounts receivable - oil and gas sales include amounts due from oil and gas purchasers. Accounts receivable include accrued revenues due under normal trade terms, generally requiring payment within 30 days of production. No interest was charged on past due balances for the years ended December 31, 2025 and 2024, respectively. The Company’s accounts receivable balances are regularly reviewed for possible non-payment indicators and reserves are recorded for expected credit losses based on management’s estimate of collectability at the time of review. Actual balances are charged against the reserve when all collection efforts have been exhausted.

EQV Resources LLC

Notes to Financial Statements

Oil and Gas Properties

The Company utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, costs of acquiring properties, drilling successful exploration wells, development costs, and workover costs result in additions to proved properties that are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if the determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. The costs of such exploratory wells are expensed if a determination of proved reserves has not been made within a twelve-month period after drilling is complete. Exploration costs such as geological, geophysical and seismic costs are expensed as incurred.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved developed or total proved reserves as applicable. Costs of significant non-producing properties, wells in the process of being drilled and prepaid development costs are excluded from depletion until proved reserves are established or, if unsuccessful, impairment is determined.

The carrying value of proved oil and natural gas properties, salt water disposal wells and related facilities, and other property and equipment is periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that the estimated future net cash flows of an asset will not be sufficient to recover its carrying amount, an impairment loss must be recorded to reduce the carrying amount to its estimated fair value.

When a property is impaired the carrying value is reduced to the discounted future net cash flows and an impairment charge of the difference between cost and discounted future net cash flows is recorded. Non-producing properties are considered impaired when the Company considers it likely that the associated leasehold will expire without plans to renew or extend the lease.

Under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, the Company evaluates impairment of proved and unproved oil and natural gas properties based on expected future net cash flows from the asset group. As the Company’s properties are managed and evaluated as a single field, impairment testing is performed on that basis. No impairment was recorded during the years ended December 31, 2025 and 2024, respectively.

Other Property, Plant, and Equipment

Other property and equipment consist primarily of vehicles and furniture and fixtures. These items are recorded at cost, and depreciable assets are depreciated under the straight-line method over expected useful lives ranging from three to seven years. Other property and equipment totaled $49,293 and $63,203 net of accumulated depreciation of $26,981 and $13,071 at December 31, 2025 and 2024, respectively. Depreciation expense for other property and equipment totaled $13,910 and $13,071 for the years ended December 31, 2025 and 2024, respectively.

Revenue Recognition

The Company disaggregates revenues from contracts with customers by type of commodity. Upstream revenues include the sale of oil, gas, and natural gas liquids production which are recognized at a point in time when control is transferred to the purchaser upon delivery of contract-specified production volumes at a specified point. Revenue is recognized net of royalties due to third parties in an amount that reflects the consideration the Company expects to receive in exchange for those products. The transaction price used to recognize revenue is a function of the contract billing terms. Revenue is invoiced, if required, by calendar month based on volumes at contractually based rates with payment typically received within 30 days of the end of the production month. Taxes assessed by governmental authorities on oil, gas and NGL sales are presented separately from such revenues in the accompanying statements of operations.

EQV Resources LLC

Notes to Financial Statements

The Company also evaluates its contracts for the principal/agent provisions. If the Company is determined to be the principal, it would recognize revenue at the gross purchase price and record an expense for certain fees charged by the customer (such as transportation and fractionation fees) incurred prior to the transfer of control, as the Company would still have control of the product when these activities take place. Alternatively, when the Company is determined to be the agent, it recognizes the revenues based on the net price received from the purchaser, as control is determined to have transferred prior to the activities. During this evaluation, the Company concluded that it acts as the agent in all current contracts. Accordingly, revenue is recognized based on the net proceeds received from the purchaser.

Oil Sales

The Company sells its crude oil production at the wellhead for a contractually-specified index price, net of pricing differentials. The Company recognizes revenue when control transfers to the purchaser at the delivery point based on the price received from the purchaser. Oil revenues are recorded net of any third-party transportation fees and other applicable differentials in the Company’s statements of operations.

Natural Gas and NGL Sales

Under the Company’s natural gas processing contracts, natural gas is delivered to a midstream processing entity at the wellhead or the inlet of the midstream processing entity’s system. The midstream processing entity gathers and processes the natural gas and remits proceeds for the resulting sales of NGLs and residue gas. The Company has determined that it is the agent in these transactions and recognizes revenue on a net basis, with transportation, gathering, processing, treating and compression fees as a reduction to revenues in the statements of operations.

Satisfaction of Performance Obligation and Revenue Recognition

Because the Company has a right to consideration from its customers in amounts that correspond directly to the value that the customer receives from the performance completed on each contract, the Company recognizes revenue for sales at the time the crude oil, natural gas, or NGLs are delivered at a fixed or determinable price.

Transaction Price Allocated to Remaining Performance Obligations

The Company’s upstream product sales contracts do not originate until production occurs and, therefore, are not considered to exist beyond each day’s production. Therefore, there are no remaining performance obligations under any of its product sales contracts.

Under the Company’s revenue agreements, each delivery generally represents a separate performance obligation; therefore, future volumes delivered are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Imbalances

The Company is involved in the transportation and sale of natural gas, and, as part of its operations, is subject to natural gas imbalances when pipeline or measurement fluctuations occur. Imbalances are recorded as either an asset or liability depending on the direction of the imbalance. An imbalance asset represents an over-delivery of natural gas relative to the Company’s consumption, while an imbalance liability represents an under-delivery or shortfall in the amount of gas delivered. At December 31, 2025 and December 31, 2024, the Company had a gas imbalance liability of $446,899. The Company anticipates that the imbalance will be settled in the normal course of business through physical delivery or financial settlement with counterparties.

EQV Resources LLC

Notes to Financial Statements

Contract Balances

Customers can be invoiced once the Company’s performance obligations have been satisfied. Payment terms and conditions vary by contact type, although terms generally include a requirement of payment within 30 days. There are no significant judgments that significantly affect the amount or timing of revenue from contracts with customers. Accordingly, the Company’s product sales contacts do not give rise to material contract assets or contract liabilities.

The Company sells oil and gas to various customers and participates with other parties in the operation of oil and gas wells. Accounts receivable – oil and gas is primarily from the sale of oil, natural gas and natural gas liquids.

The Company routinely assesses the financial strength of its customers and bad debts are recorded based on an account-by-account review specifically identifying receivables that the Company believes may be uncollectible after all means of collection have been exhausted and the potential recovery is considered remote. The Company had no allowance for credit losses at December 31, 2025 and 2024, respectively, based on the expectation that all receivables will be collected. The Company has not realized bad debt expense on accounts receivable during the years ended December 31, 2025 and 2024, respectively.

Debt Issuance Costs

Debt issuance costs incurred in connection with the Company’s borrowings are presented as a reduction of debt and amortized as interest expense using the straight-line method over the maturity of the related borrowings. For the years ended December 31, 2025 and 2024, the Company incurred debt issuance costs of $75,000 and $75,000, respectively, which are classified as a direct reduction from the carrying amount of debt. See Note 7.

Derivative Instruments

The Company’s derivative financial instruments are used to manage commodity price variability. There is risk that the financial benefit of rising commodity prices may not be captured, however, the Company believes the benefits of stable and predictable cash flows outweighs the potential risks.

The Company accounts for derivative financial instruments using fair value accounting and recognizes gains and losses in earnings as other income and expense during the period in which they occur. Unsettled derivative instruments are recorded in the accompanying balance sheets as either a current or non-current asset or liability measured at its fair value. The Company only offsets derivative assets and liabilities with the same counterparty when the right of offset exists. Derivative assets and liabilities with different counterparties are recorded gross on the balance sheets. Cash flows from derivative contract settlements are reflected in operating activities in the accompanying cash flows.

Income Taxes

The Company is organized as a limited liability company and taxed as a partnership for federal income tax purposes. As a result, income or losses are taxable or deductible to the member rather than at the Company level; accordingly, no provision has been made for federal income taxes in the accompanying financial statements. In certain instances, the Company is subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates.

In accordance with ASC 740, state income tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, it is then measured to determine the amount of expense to record in the financial statements. The tax expense recorded would equal the largest amount of expense related to the outcome that is 50% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as operating expense.

EQV Resources LLC

Notes to Financial Statements

Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the financial statements as of or for the years ended December 31, 2025 or 2024.

The Company did not incur any penalties or interest related to its state tax returns during the years ended December 31, 2025 or 2024.

Reclassifications

Certain historical amounts on the statements of cash flows and balance sheets have been reclassified to conform to the current period presentation.

Recently issued accounting pronouncements not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (“Subtopic 220-40”), which expands disclosures around a public entity’s costs and expenses of specific items (i.e., employee compensation, DD&A), requires the inclusion of amounts that are required to be disclosed under GAAP in the same disclosure as other disaggregation requirements, requires qualitative descriptions of amounts remaining in expense captions that are not separately disaggregated quantitatively, and requires disclosure of total selling expenses, and in annual periods, the definition of selling expenses. The amendment does not change or remove existing disclosure requirements. The amendment is effective for fiscal years beginning after December 15, 2026, and interim periods with fiscal years beginning after December 15, 2027. Early adoption is permitted, and the amendment can be adopted prospectively or retrospectively to any or all periods presented in the financial statements. The Company has not early adopted the standard and is currently assessing the effect that ASU 2024-03 will have on its disclosures.

Note 3. Oil and Gas Properties

Oil and gas properties consist of the following at December 31, 2025 and December 31, 2024:

	December 31,	December 31,
	2025	2024
Proved properties	$57,512,710	$56,459,549
Total Oil and Gas Properties	57,512,710	56,459,549
Less accumulated depletion	(10,921,512)	(6,018,565)
Oil and Gas Properties, Net	$45,591,198	$50,440,984

Note 4. Fair Value Measurements

We classify financial assets and liabilities that are measured and reported at fair value on a recurring basis using a hierarchy based on the inputs used in measuring fair value. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

EQV Resources LLC

Notes to Financial Statements

We classify the inputs used to measure fair value into the following hierarchy:

Level 1 inputs:	Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs:	Inputs, other than quoted prices in active markets that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs:	Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the years ended December 31, 2025 or 2024, respectively.

Recurring Fair Value Measurements

The following table represents the classification of assets and liabilities measured at fair value on a recurring basis by level:

	Fair Value Measurements at December 31, 2025
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2025
Assets
Current
Commodity Derivatives	-	2,172,182	-	2,172,182
Assets
Non-current
Commodity Derivatives	-	1,037,045	-	1,037,045
Liabilities
Current
Commodity Derivatives	-	1,412,544	-	1,412,544
Liabilities
Non-current
Commodity Derivatives	-	2,333,859	-	2,333,859

	Fair Value Measurements at December 31, 2024
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2024
Assets
Current
Commodity Derivatives	-	404,996	-	404,996
Assets
Non-current
Commodity Derivatives	-	349,992	-	349,992
Liabilities
Current
Commodity Derivatives	-	1,982,488	-	1,982,488
Liabilities
Non-current
Commodity Derivatives	-	4,400,065	-	4,400,065

EQV Resources LLC

Notes to Financial Statements

Fair value on a Nonrecurring Basis

Oil and gas properties are measured at fair value on a nonrecurring basis. The impairment charge reduces the oil and gas properties’ carrying values to their estimated fair values. These fair value measurements are classified as Level 3 measurements and include many unobservable inputs. Fair value is calculated as the estimated discounted future net cash flows attributable to the assets. The Company’s primary assumptions in preparing the estimated discounted future net cash flows to be recovered from oil and gas properties are based on (i) proved reserves, (ii) forward commodity prices and assumptions as to costs and expenses, and (iii) the estimated discount rate that would be used by potential purchasers to determine the fair value of the assets. For the years ended December 31, 2025 and 2024, the Company did not recognize an impairment on proved properties.

The asset retirement obligation estimates are derived from historical costs and management’s expectation of future cost environments and, therefore, the Company has designated these liabilities as Level 3 measurements. The significant inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, well life, inflation and credit-adjusted risk-free rate.

Note 5. Derivative Instruments

The Company manages exposure to changes in commodity prices by hedging the impact of market fluctuations by utilizing commodity financial instrument contracts. Commodity swaps are used to manage price risk related to these market exposures. ASC Topic 815, Derivatives and Hedging, requires the Company to recognize all derivative instruments as either assets or liabilities at fair value on the balance sheets. The Company’s swaps were not designated as a hedging instrument and do not qualify for hedge accounting treatment. Gains and losses from adjusting these derivative contracts to fair value are included in the current period income or loss.

Swaps

The Company receives a fixed price or pays a floating market price to the counterparty for the hedged commodity. In exchange for the higher fixed prices on certain swap trades, the Company may sell call options and swap options by the chosen instruments. The Company has entered into swaps with maturities into 2028.

Basis Swaps

These instruments are arrangements that guarantee a fixed price differential to NYMEX or OPIS from a specified delivery point. The Company receives the fixed price differential and pays the floating market price differential to the counterparty for the hedged commodity. The Company has entered basis swaps with maturities through 2026.

EQV Resources LLC

Notes to Financial Statements

The Company’s amount and fair value of swaps, are summarized as follows:

As of December 31, 2025
Description	Period	Volume	Weighted Average Price	Net Fair Value
Oil Swaps (Bbl)	Current	103,200	$66.66	$976,720
	Non-current	117,150	$66.15	$989,067

Natural Gas Swaps (Mbtu)	Current	3,000,000	$3.33	$(1,169,303)
	Non-current	5,100,000	$3.33	$(2,285,881)

Natural Gas Basis Swaps (Mbtu)	Current	2,700,000	$(0.26)	$1,026,316
	Non-current	-	$-	$-

NGL Swaps (Gal)	Current	8,001,000	$0.40	$(74,096)
	Non-current	-	$-	$-

As of December 31, 2024
Description	Period	Volume	Weighted Average Price	Net Fair Value
Oil Swaps (Bbl)	Current	72,000	$69.43	$(14,016)
	Non-current	220,350	$66.39	$159,578

Natural Gas Swaps (Mbtu)	Current	3,075,000	$3.33	$(595,378)
	Non-current	8,400,000	$3.33	$(3,816,857)

Natural Gas Basis Swaps (Mbtu)	Current	2,800,000	$(0.36)	$124,286
	Non-current	2,975,000	$(0.19)	$82,340

NGL Swaps (Gal)	Current	11,844,000	$0.59	$(1,078,034)
	Non-current	8,001,000	$0.40	$(489,484)

EQV Resources LLC

Notes to Financial Statements

Note 6. Asset Retirement Obligation

The following are changes in the asset retirement obligation for the years ended December 31, 2025 and December 31, 2024:

Balance, December 31, 2023	14,209,118
Revisions of estimate	(8,047,423)
Settlements	(112,739)
Accretion expense	1,420,900
Balance, December 31, 2024	7,469,856
Revisions of estimate	1,053,160
Accretion expense	747,122
Balance, December 31, 2025	$9,270,138

During the year ended December 31, 2025, changes to the Company’s estimates of costs to plug and abandon certain assets and changes in the estimated lives of certain assets resulted in a net increase of recognized asset retirement obligations. During the year ended December 31, 2024, changes to the Company’s estimates of costs to plug and abandon certain assets and changes in the estimated lives of certain assets resulted in a net decrease of recognized asset retirement obligations. At December 31, 2025, all retirement obligations were classified as non-current based on the estimated lives of the Company’s oil and gas properties.

Note 7. Note Payable

On December 13, 2023, the Company entered into a Note Purchase Agreement for a maximum of $50,000,000. Amounts borrowed bear interest at the Secured Overnight Financing Rate (SOFR) plus 6.20%, and is due quarterly. The outstanding principal was $29,602,347 and $33,657,800 as of December 31, 2025 and 2024, respectively. Interest incurred under the Note Purchase Agreement for the years ended December 31, 2025 and 2024 was $3,338,844 and $4,155,905, respectively. At December 31, 2025 and 2024, the interest rate on outstanding notes was 10.50% and 11.05%, respectively.

In conjunction with the Note Purchase Agreement, the Company conveyed an override royalty interest of 1% in the oil and gas properties, and a fair value of $1,493,447 was determined based on discounted cash flows. The interest is presented as a reduction of the outstanding principal on the balance sheets and is amortized over the life of the Note Purchase Agreement. For the years ended December 31, 2025 and 2024, amortization of the conveyance was $373,106 and $374,128, respectively and is included in interest expense on the statements of operations.

Debt issuance costs incurred in connection with the Company’s borrowings are presented as a reduction of debt and amortized as interest expense using the straight-line method over the maturity of the related borrowings, which approximates the effective interest method. The unamortized debt issuance costs balance inclusive of the override royalty conveyance at December 31, 2025 and 2024 was $1,348,735 and $2,058,349, respectively, and total issuance costs amortized during the years ended December 31, 2025 and 2024 was $336,508 and $276,134, respectively, and is included in interest expense on the statements of operations.

EQV Resources LLC

Notes to Financial Statements

The maturity date of the notes payable is December 13, 2027. Prepayment of the outstanding principal is allowed, subject to certain terms of the Note Purchase Agreement. Additionally, an Excess Cash Sweep, (as defined in the Note Purchase Agreement) is required on a quarterly basis and is based on Cash Flows.

The Note Purchase Agreement is secured by substantially all assets of the Company, and contains certain covenants, including among others, restrictions on indebtedness, restrictions on liens, restrictions on investments, restrictions on acquisitions, and restrictions on the use of note proceeds. The financial covenants require the Company to maintain a Leverage Ratio not greater than 3.50 to 1.00, an Interest Coverage Ratio of greater than 2.50 to 1.00, and PDP Asset Coverage Ratio of at least 1.0 to 1.0.

Note 8. Significant Concentrations

For the year ended December 31, 2025, substantially all of the Company’s operations and business efforts were related to the oil and gas industry. This concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, customers and suppliers may be similarly affected by changes in economic, political or other conditions related to the industry. The Company sold production to two purchasers whose purchases comprised 57% and 19% of total net oil and gas revenues for the year ended December 31, 2025. The sales to these purchasers accounted for 59% and 16% of total accounts receivable as of December 31, 2025. For the year ended December 31, 2024, the company sold to two purchasers whose purchases comprised 51% and 25% of total net oil and gas revenues. The sales to these purchasers accounted for 58% and 22% of total accounts receivable as of December 31, 2024.

The Company does not believe that the loss of this purchaser would have an adverse effect on its ability to sell its crude oil and natural gas production due to the competitive nature of the oil and gas industry and availability of marketing alternatives.

The Company regularly maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and cash equivalents and does not believe its exposure to such risk is more than nominal.

Note 9. Related Party Transactions

EQV Operating, LLC (EQV Operating) is considered to be a related party under ASC 850, Related Party Disclosures. During 2023, the Company entered into a Contract Operating Agreement (Agreement) with EQV Operating. Under the Agreement, EQV Operating agrees to perform certain specified management and operational services for the Company. The Company paid $2,000,000 and $2,000,000 to EQV Operating related to these services for the years ended December 31, 2025 and 2024, respectively.

Note 10. Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operation. The Company had no legal matters requiring specific disclosure or recognition of a liability as of December 31, 2025 or 2024.

EQV Resources LLC

Notes to Financial Statements

Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations which may materially affect its operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that related to an existing condition caused by past operations and that have no future economic benefits are expensed as incurred. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the cost can be reasonably estimated.

No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

Note 11. Subsequent Events

The Company has evaluated subsequent events through March 3, 2026, the date the financial statements were available to be issued, and concluded no other events, other than those disclosed in these financial statements, had occurred that would require recognition or disclosure in these financial statements and noted.

Note 12. Supplemental Information of Oil and Natural Gas Producing Activities (unaudited)

The following reserve estimates present the Company’s estimate of the proved natural gas and oil reserves and net cash flow of the Company’s properties, in accordance with the guidelines established by the Securities and Exchange Commission. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing natural gas and oil properties. Accordingly, the estimates are expected to change as future information becomes available. All the oil and natural gas reserves are located in Texas.

Capitalized oil and natural gas costs

Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depreciation, depletion, and amortization are as follows:

	December 31,	December 31,
	2025	2024

Proved properties	$57,512,710	$56,459,550
Total Oil and Gas Properties	57,512,710	56,459,550

Less accumulated depletion	(10,921,512)	(6,018,565)
Oil and Gas Properties, Net	46,591,198	50,440,985

EQV Resources LLC

Notes to Financial Statements

Costs incurred in oil and natural gas activities

Costs incurred in oil and natural gas property acquisition, exploration and development activities are as follows:

	As of December 31,
	2025	2024
Development costs	-	17,474
Proved property acquisition cost	-	904,282
Total costs incurred	-	921,756

Reserve quantity information

Proved oil and natural gas reserves are those quantities of oil and gas, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Below are the net quantities of net proved developed reserves of the Company’s properties:

(in thousands)	Oil and Condensate	Natural Gas	NGLs	Total Equivalents
Proved Developed and Undeveloped Reserves	(MBbl)	(MMcf)	(MBbl)	(MBOE)
December 31, 2024	867	42,003	4,120	11,987
Revisions of previous estimates	37	3,895	(152)	534
Extensions, discoveries and other additions
Production	(91)	(4,377)	(369)	(1,190)
Purchase of reserves
Sale of reserves in place
December 31, 2025	813	41,521	3,599	11,331
Proved Developed Reserves:
December 31, 2024	867	42,003	4,120	11,987
December 31, 2025	813	41,521	3,599	11,331

Notable changes in proved reserves for the years ended December 31, 2025 and 2024, respectively, included the following:

●	Revisions of Previous Estimates: In 2025, revisions of previous estimates resulted in a net increase of 534 MBoe. Of this reduction, 1,156 MMBoe was attributable to lower SEC pricing, counteracted by other revisions resulting in a decrease of 622 MBOE.

●	Revisions of Previous Estimates: In 2024, revisions of previous estimates resulted in a net decrease of 820 MBoe. Of this reduction, 876 MMBoe was attributable to lower SEC pricing, counteracted by improvements in recovery resulting in an additional 56 MBOE.

EQV Resources LLC

Notes to Financial Statements

Standardized measure of discounted future net cash flows relating to oil and natural gas reserves

The standardized measure of discounted future net cash flows relating to oil and natural gas reserves and associated changes in standard measure amounts were prepared in accordance with the provision of FASB ASC 932-235-55, Extractive Activities – Oil and Gas (“Topic 932”). Future cash inflows were computed by applying average prices of oil and natural gas for the last 12 months to estimated future production. Future production and development costs were computed by estimating the expenditures to be incurred in developing, producing, and plugging and abandoning the proved reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions. Future net cash flows are discounted at the rate of 10% annually to derive the standardized measure of discounted cash flows. Actual future cash inflows may vary considerably, and the standardized measure does not necessarily represent the fair value of the acquired properties’ oil and natural gas reserves.

Standard measure amounts are:

	Year Ended December 31,
(in thousands)	2025	2024
Future cash inflows	$250,885	$196,799
Future production costs	(132,921)	(97,833)
Future development costs	(24,791)	(20,581)
Future net cash flows before income tax	$93,223	$78,385
Future income tax expense	-	-
Future net cash flows	$93,223	$78,385
10% annual discount for estimated timing of cash flows	(37,027)	(27,694)
Standardized measure of discounted future net cash flows	$56,146	$50,692

EQV Resources LLC

Notes to Financial Statements

Changes in the Standardized Measure of Discounted Future Net Cash Flows at 10% per annum are as follows:

	Year Ended December 31,
(in thousands)	2025	2024
Sales of oil and gas, net of production costs	$(8,978)	$(10,513)
Net changes in prices and production costs	15,505	(15,751)
Changes in future development costs	-	-
Extensions, discoveries and other additions	-	-
Development costs incurred during the period	-	-
Revisions of previous quantity estimates	3,595	(4,189)
Purchases of reserves-in-place	-	-
Sale of reserves-in-place	-	-
Changes in production rates	(9,736)	(1,340)
Accretion of discount	5,069	7,499
Net change in income taxes	-	-
Other changes	-	-
Net increase (decrease)	$5,454	$(24,294)
Beginning of year	50,692	74,986
End of year	$56,146	$50,692

Estimates of economically recoverable natural gas and oil reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties, and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of natural gas and oil may differ materially from the amounts estimated.